EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Significant Subsidiaries

Company	Jurisdiction of Incorporation	Percentage of Voting Securities Owned by Registrant	Number of US subsidiaries	Number of Non-US subsidiaries
Clemenger Group Limited	Australia	100%		41
DDB Worldwide Pty. Ltd.	Australia	100%		28
Almap BBDO Publicidad E Comunicacoes Ltda	Brazil	90%		1
BBDO Canada Corp.	Canada	100%		2
Omnicom Canada Corp.	Canada	100%		6
TBWA International Holding EURL	France	100%		109
BBDO Asia Pacific Limited	Hong Kong	100%		15
DDB Asia Pacific Limited	Hong Kong	100%		16
Omnicom APIMA Holdings Limited	Hong Kong	100%		30
Omnicom Asia Pacific Limited	Hong Kong	100%		19
TBWA Hong Kong Limited	Hong Kong	100%		7
Omnicom Group (Asia Pacific) Pte. Ltd.	Singapore	100%		15
Omnicom Media Group Asia Pacific Pte Ltd	Singapore	100%		10
Abbott Mead Vickers Group Limited	United Kingdom	100%		18
BBDO EMEA Limited	United Kingdom	100%		126
DAS Group	United Kingdom	100%	2	116
DDB Europe Limited	United Kingdom	100%		145
Omnicom Europe Limited	United Kingdom	100%		24
Omnicom Holdings Limited	United Kingdom	100%	2	8
Omnicom Management Europe	United Kingdom	100%		7
Omnicom Media Group Europe Limited	United Kingdom	100%		10
BBDO Worldwide Inc.	New York	100%	17	26
DAS Holdings Inc.	Delaware	100%	44	10
DDB Worldwide Communications Group Inc.	New York	100%	15	29
Omnicom Capital Inc	Connecticut	100%		1
Omnicom Media Group Holdings Inc	Delaware	100%	33	4
TBWA Worldwide Inc	New York	100%	6	10